                                                  FORM 4
                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                                                                    OMB APPROVAL
 _                                                                          ----------------------------
|_|Check this box if no longer                                              OMB NUMBER 3235-0287
   subject to Section 16.                                                   Expires: May 31, 1994
   Form 4 or Form 5                                                         Estimated average burden
   obligations may continue.                                                hours per response . . . 0.5
   See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------------------------------
1. Name and Address of    |2. Issuer Name and Ticker or            |6. Relationship of Reporting
   Reporting Person       |   Trading Symbol                       |   Person to Issuer
                          |                                        |   (Check all applicable)
Biggs,    Michael  W.     |   Camden Property Trust (CPT)          |    ___ Director  __ 10% Owner
--------------------------|----------------------------------------|    _X_ Officer   __ Other (specify
(Last)    (First) (Middle)|3. IRS or Social   |4. Statement for    |   (give title           below)
                          |   Security Number |    Month/Year      |     below
c/o Camden Property Trust |   of Reporting    |  December 1996     |Sr. Vice President-Asset Management
3200 SW FWY #1500         |   Person          |                    |
--------------------------|   (Voluntary)     |--------------------|
        (Street)          |                   |5. If Amendment     |
                          |                   |   Date of Original |
Houston,    TX       77027|                   |  (Month/Year)      |
--------------------------|                   |   August 1996      |
(City)    (State)    (Zip)|                   |                    |
--------------------------------------------------------------------------------------------------------

Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------
1. Title of |2. Trans- |3. Trans-   |4. Securities Acquired (A)|5. Amount of    |6. Owner-  |7. Nature
   Security   |  action |   action   |   or Disposed (D)        |   Securities   |   ship    |   of In-
   Instr. 3)  |  Date   |   Code     |                          |   Beneficially |   Form:   |   direct
              | (Month/ |  (Instr. 8)|   (Instr. 3, 4 and 5)    |   Owned at     |   Direct  |   Bene-
              |  Day/   |-------------------------------------- |   End of Month |   (D) or  |   ficial
              |  Year)  |      |     |        | (A)   |         |   (Instr. 3 and|   Indirect|   Owner-
              |         | Code |  V  | Amount | or (D)| Price   |   4)           |   (I)     |   ship
--------------------------------------------------------------------------------------------------------
Common Shares | 8/6/96  |  S   |     | 1,000  |   D   | $24.625 |     11,663*    |     D     |
of Beneficial |         |      |     |        |       |         |                |           |
Interest      |         |      |     |        |       |         |                |           |
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------


*This form is being filed to correct a typographical error on a previous Form 4 which overstated Mr.
Biggs total holdings by 5,500 shares.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

--------------------------------------------------------------------------------------------------------
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------------------
1. Title of Derivative|2. Conver- |3. Trans-|4. Transaction|5. Number of Derivative |6. Date Exercisable
   Security           |   sion or |   action|    Code      |Securities Acquired (A) |and Expiration Date
   (Instr. 3)         |   Exercise|   Date  |   (Instr. 8) |or Disposed of (D)      | (Month/Day/Year)
--------------------------------------------------------------------------------------------------------
                      |           |         |        |     |           |            |           |Expir-
                      |           |         |        |     |           |            |Date Exer- |ation
                      |           |         |  Code  |  V  |    (A)    |     (D)    |cisable    |Date
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Table II - Continued
--------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying |8. Price of   |9. Number of   |10. Ownership   |11. Nature of
   Securities                     |   Derivative |   Derivative  |    Form of     |    Indirect
   (Instr. 3)                     |   Security   |   Securities  |    Derivative  |    Beneficial
                                  |   (Instr. 5) |   Beneficially|    Security:   |    Ownership
                                  |              |   Owned at    |    Direct (D)  |    (Instr. 4)
                                  |              |   End of Month|    or Indirect |
                                  |              |   (Instr. 4)  |    (I)         |
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)





      /s/                         1/2/97
-----------------            ---------------
Michael W. Biggs                    Date

SEC 1474 (3/91)